Exhibit 10.1

November 2, 2014

Michael James Anderson

47 Links Road, Epsom,

Surrey, KT 17 3PP

Dear Mike:

On behalf of Kosmos Energy, LLC (the “Company”) I am pleased to present this Offer of Employment (this “Offer”) which sets out the key terms our offer of employment to you in the position of Senior Vice President, Government and External Affairs, as follows:

Start Date	On or before 9th March, 2015 (the “Start Date”).
Base Salary

Base salary of $350,000 (the “Base Salary”), payable in accordance with the Company’s payroll practices as in effect from time to time. The Company currently pays salary on the 15th and the last day of each month.

Signing Bonus

A signing bonus of $100,000 will be paid in your first paycheck.  Should you voluntarily terminate your employment for any reason within the first 12 months of employment or are terminated for cause at the sole discretion of the Company, you shall reimburse the Company for your signing bonus.

Annual Target Cash Bonus

Annual discretionary cash bonus that will be targeted at 75% of the Base Salary (the “Target Bonus”). The actual cash bonus that you would receive for any year may range between 0% and 200% of your Base Salary, based upon both Company and individual performance.

Sign-On Equity Awards

On the first day of the calendar month following the Start Date, you will receive two awards (the “Sign-On Equity Awards”) of restricted share units (“RSUs”) with an aggregate value as of the grant date of $818,750. Of this amount, $359,375 will be granted in the form of service-vesting RSUs and $459,375 will be granted in the form of performance-vesting RSUs. The number of common shares of Kosmos Energy Ltd. underlying each Sign-On Equity Award (at target, in the case of the performance-vesting RSUs) will be determined in accordance with the terms of the Kosmos Energy Ltd. Long Term Incentive Plan (“LTIP”) by dividing the grant date value of such award by the closing price of a common share on the grant date.

Relocation

You will be required to relocate your principal residence to the Dallas/Fort Worth area within three years from the Start Date. The Company will pay or reimburse you for all reasonable and customary costs associated with the following:

•for a period of up to twelve (12) months from your Start Date your reasonable and necessary temporary housing expenses in the Dallas/Fort Worth area.

•for a period of up to three (3) years from your Start Date, your reasonable travel expenses for a round trip each calendar quarter between Dallas, Texas and the United Kingdom. However, if you are required to travel to the United Kingdom on business, then said business trip shall count as your one paid trip in that quarter.

•Further, you will receive a transition payment of $100,000 in your first paycheck to cover your estimated immediate costs of transitioning between the United Kingdom and Dallas, Texas.

In addition, in line with other executive officers the Company will cover the costs of the following items to facilitate your move from the United Kingdom to Dallas:

•Packing and transporting standard furniture and personal effects belonging to you and members of your immediate family.

•Reasonable expenses, including travel, for up to seven days for you and members of your immediate family to obtain permanent housing in the Dallas/Fort Worth area.

•A one-time lump sum of $5,000 to cover miscellaneous expenses.

•Also, should you own a home in your current location, you may be eligible for either option A or B below, as circumstances require and subject to pre-approval by the Company:

A.  Existing Home Lease Cost Reimbursement: After you and, if applicable your family, relocate to the Dallas/Fort Worth area, the Company will pay or reimburse you for your out of pocket ownership costs during any period in which your home is not leased, subject to a maximum of $3,000 per month, and further subject to a maximum reimbursement period of six (6) months.

B.  Existing Home Sale Lump Sum: The company will pay you a one-time lump sum of $50,000 in lieu of costs associated with the sale of your existing home in the United Kingdom and the purchase/lease of a new residence in the Dallas/Fort Worth area. You will be required to sell your existing home and either purchase or lease a home in the Dallas/Fort Worth area to receive this payment.

401(k) Plan

You will be eligible to participate in the Company’s 401(k) plan starting on the Start Date.  Currently the Company matches employees’ contributions to the plan dollar for dollar up to the lesser of 8% of eligible compensation contributed or the applicable Internal Revenue Service maximum.

Other Benefits

You will be entitled to participate in the Company’s other benefit plans applicable to full-time regular employees. For the 2013 calendar year, the Company is paying 100% of the cost of such benefit plans.

Vacation

Based on your years of relevant industry-related work experience, the Company will provide with you with five weeks of annual vacation allowance (prorated for the first year of your employment based on the number of calendar days that you are employed in such year), in line with the Company’s other executive officers.

Spousal Assistance

If required, the Company will provide employment assistance through The MI Group for your spouse. This benefit includes, but is not limited to, career counseling, employment search coaching, resume development and career development workshops.

Holidays

The Company’s current practice is to provide employees with nine nationally recognized major U.S. holidays and up to two additional “floating” holidays of their choice. The Company reserves the right to change this practice at any time in its sole discretion.

Severance and/or Change in Control

If you are terminated through no fault of your own or your position is eliminated and you are not offered a comparable position in Dallas for reasons other than a change in control, then in consideration for signing a binding settlement and release agreement, you will receive a severance payment equal  to your then current base salary plus target bonus plus Target Bonus for 1 year. Additionally, the Company  will  reimburse you the amount of COBRA payment to cover medical and dental health insurance for you and your dependents for 1 year.

Terminations resulting from a change in control are addressed pursuant to the Company’s Change in Control policy subject to subsequent amendment or termination of such policy.  The policy can be  located on the Edgar website at the following link:  http://www.sec.gov/Archives/edgar/data/1509991/000095010313007481/0000950103-13-007481-index.htm

Sincerely,

/s/ Andrew G. Inglis
Andrew G. Inglis Chairman and Chief Executive Officer

cc: J.E. Doughty

I agree to the terms of this Offer as set forth above.  Further, I represent to the Company that I am not subject to any obligation or agreement that would prevent me from becoming an employee of the Company or that will adversely impact my ability to perform my duties.

/s/ Michael James Anderson

Michael James Anderson

28 November 2014

Date